NEWS RELEASE

TimkenSteel Announces Second-Quarter 2017 Results
Company performance continues to improve

Canton, Ohio: July 31, 2017 - TimkenSteel (NYSE: TMST) (timkensteel.com), a leader in customized alloy steel products and services, today reported second-quarter net sales of $339.3 million and net income of $1.3 million or $0.03 per diluted share. This compares with net sales of $223.1 million and a net loss of $6.6 million or minus $0.15 per share in the same quarter last year, and net sales of $309.4 million and a net loss of $5.3 million or minus $0.12 per share in the first quarter of 2017.
EBITDA(1) for the second quarter was $24.7 million, compared with EBITDA(1) of $10.2 million in the same quarter last year and $17.5 million in the first quarter of 2017. The improvement over the prior year was driven primarily by additional volume and the favorable timing impact from raw material spread, as well as a $4.9 million supplier refund related to prior periods. Sequentially, EBITDA(1) , excluding the one-time refund, increased $2.3 million as a result of increased volumes.
“We’re continuing a steady pace of performance improvement, driven by growing market demand and the actions we’ve taken over the past two years to improve both our operating efficiency and our competitive position,” said Tim Timken, chairman, CEO and president. “We’ve had improvement in our markets, structural improvement in our business performance and a successful production ramp, which positions us well for the future.”

SECOND-QUARTER 2017 FINANCIAL SUMMARY
Second-quarter net sales increased $116.2 million or 52.1 percent year over year and increased $29.9 million or 9.7 percent sequentially.

•	Ship tons were approximately 295,000, an increase of 55.3 percent over the second quarter of 2016 and 5.3 percent sequentially.

•	Gains were related primarily to increased market penetration, including winning new business supplying billets to tube makers, and increased sales into industrial and energy end-markets.

•
Surcharge revenue of $77.6 million increased 234.5 percent from the prior-year quarter and 33.1 percent from the first quarter of 2017 as a result of a rise in the No. 1 Busheling Index and higher volumes.

(1) Please see discussion of non-GAAP financial measures at the end of this press release.

NEWS RELEASE / Page 2

EBIT(1) was $5.8 million, compared with an EBIT(1) loss of $8.3 million for the same period a year ago and an EBIT(1) loss of $1.4 million for the first quarter of 2017.

•
EBIT(1) improved over the prior year due to additional volume from positive industrial and energy end-market sentiment and from new billet business, favorable timing impact related to raw material spread, and a $4.9 million supplier refund, partially offset by negative mix and price.

•	Sequentially, EBIT(1) improved primarily as a result of increased volumes and the associated manufacturing leverage, as well as the $4.9 million supplier refund.

•
Melt utilization was 76 percent for the quarter, compared with 45 percent in the second quarter of 2016 and 71 percent in the first quarter of 2017. Higher volumes, primarily from new business and increased end-market demand, improved both melt utilization and operating cost leverage.

THIRD-QUARTER OUTLOOK

•	Shipments are expected to be between 2 percent and 5 percent higher than second-quarter 2017, primarily from industrial products and billets to tube makers.

•	EBITDA(1) is projected to be between $10 million and $20 million, excluding pension settlement expenses.

▪
At this time, the company is unable to reconcile its EBITDA outlook to a comparable GAAP range due to an expected non-cash pension settlement expense. Because this expense is dependent on a full re-measurement of our salaried pension plan assets and obligations as of September 30, 2017, the amount of the expense cannot currently be estimated.

•	Expenses associated with labor agreement negotiations anticipated.

•	Raw material spread is expected to be similar to second-quarter 2017; minimal sequential impact.

Other Guidance

▪	2017 capital spending is projected to be $40 million.

•	Startup of the advanced quench-and-temper facility expected in the fourth quarter.

(1) Please see discussion of non-GAAP financial measures at the end of this press release.

NEWS RELEASE / Page 3

The company will host a conference call at 9 a.m. EDT on Tuesday, Aug. 1, to discuss its financial performance with investors and securities analysts. The financial results and supplemental earnings information will be available online at investors.timkensteel.com.

TimkenSteel Earnings Call Information:

Conference Call	Tuesday, August 1, 2017 9 a.m. EDT Toll-free dial-in: 877-201-0168 International dial-in: 647-788-4901 Conference ID: 49209169
Conference Call Replay	Replay dial-in available through August 8, 2017 800-585-8367 or 416-621-4642 Replay passcode: 49209169
Live Webcast	investors.timkensteel.com

About TimkenSteel Corporation
TimkenSteel (NYSE:TMST, timkensteel.com) creates tailored steel products and services for demanding applications, helping customers push the bounds of what's possible within their industries. The company reaches around the world in its customers' products and leads North America in large alloy steel bars (up to 16 inches in diameter) and seamless mechanical tubing made of its special bar quality (SBQ) steel, as well as supply chain and steel services. TimkenSteel operates warehouses and sales offices in five countries and has made all of its steel in America for 100 years. The company posted sales of $870 million in 2016. Follow us on Twitter @TimkenSteel and on Instagram.

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(1) Please see discussion of non-GAAP financial measures at the end of this press release.

NEWS RELEASE / Page 4

NON-GAAP FINANCIAL MEASURES
TimkenSteel reports its financial results in accordance with accounting principles generally accepted in the United States (“GAAP”) and corresponding metrics as non-GAAP financial measures.  This earnings release includes references to the following non-GAAP financial measures:  EBIT, EBITDA and EBITDA excluding pension settlement expenses.  These are important financial measures used in the management of the business, including decisions concerning the allocation of resources and assessment of performance.  Management believes that reporting these non-GAAP financial measures is useful to investors as these measures are representative of the Company’s performance and provide improved comparability of results.   See the attached schedules for definitions of the non-GAAP financial measures referred to above and corresponding reconciliations of these non-GAAP financial measures to the most comparable GAAP financial measures, as well as supplemental financial data. At this time, the company is unable to reconcile its third quarter outlook for EBITDA excluding pension settlement expenses to a comparable GAAP range due to an expected non-cash pension settlement expense. Because this expense is dependent on a full re-measurement of our salaried pension plan assets and obligations as of September 30, 2017, the amount of the expense cannot currently be estimated. Non-GAAP financial measures should be viewed as additions to, and not as alternatives for, TimkenSteel's results prepared in accordance with GAAP. In addition, the non-GAAP measures TimkenSteel uses may differ from non-GAAP measures used by other companies, and other companies may not define the non-GAAP measures TimkenSteel uses in the same way.

This news release includes "forward-looking" statements within the meaning of the federal securities laws. You can generally identify the company's forward-looking statements by words such as "anticipate," "believe," "could," "estimate," "expect," "forecast," "outlook," "intend," "may," "plan," "possible," "potential," "predict," "project," "seek," "target," "should" or "would" or other similar words, phrases or expressions that convey the uncertainty of future events or outcomes. The company cautions readers that actual results may differ materially from those expressed or implied in forward-looking statements made by or on behalf of the company due to a variety of factors, such as: the impact of mark-to-market accounting; the company's ability to realize the expected benefits of its spinoff from The Timken Company; deterioration in world economic conditions, or in economic conditions in any of the geographic regions in which the company conducts business, including additional adverse effects from global economic slowdown, terrorism or hostilities, including political risks associated with the potential instability of governments and legal systems in countries in which the company or its customers conduct business, and changes in currency valuations; the effects of

(1) Please see discussion of non-GAAP financial measures at the end of this press release.

NEWS RELEASE / Page 5

fluctuations in customer demand on sales, product mix and prices in the industries in which the company operates, including the ability of the company to respond to rapid changes in customer demand, the effects of customer bankruptcies or liquidations, the impact of changes in industrial business cycles, and whether conditions of fair trade exist in U.S. markets; competitive factors, including changes in market penetration, increasing price competition by existing or new foreign and domestic competitors, the introduction of new products by existing and new competitors, and new technology that may impact the way the company's products are sold or distributed; changes in operating costs, including the effect of changes in the company's manufacturing processes, changes in costs associated with varying levels of operations and manufacturing capacity, availability of raw materials and energy, the company's ability to mitigate the impact of fluctuations in raw materials and energy costs and the effectiveness of its surcharge mechanism, changes in the expected costs associated with product warranty claims, changes resulting from inventory management, cost reduction initiatives and different levels of customer demands, the effects of unplanned work stoppages, and changes in the cost of labor and benefits; the success of the company's operating plans, announced programs, initiatives and capital investments (including the jumbo bloom vertical caster and advanced quench-and-temper facility); the ability to integrate acquired companies, the ability of acquired companies to achieve satisfactory operating results, including results being accretive to earnings; the company's ability to maintain appropriate relations with unions that represent its employees in certain locations in order to avoid disruptions of business; and the availability of financing and interest rates, which affect the company's cost of funds and/or ability to raise capital, the company's pension obligations and investment performance, and/or customer demand and the ability of customers to obtain financing to purchase the company's products or equipment that contain its products.

Additional risks relating to the company's business, the industries in which the company operates or the company's common shares may be described from time to time in the company's filings with the SEC. All of these risk factors are difficult to predict, are subject to material uncertainties that may affect actual results and may be beyond the company's control. Readers are cautioned that it is not possible to predict or identify all of the risks, uncertainties and other factors that may affect future results and that the above list should not be considered to be a complete list. Except as required by the federal securities laws, the company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

(1) Please see discussion of non-GAAP financial measures at the end of this press release.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
	Six Months Ended June 30,		Three Months Ended June 30,		Three Months Ended March 31,
(Dollars in millions, except per share data) (Unaudited)	2017	2016	2017	2016	2017	2016
Net sales	$648.7	$441.0	$339.3	$223.1	$309.4	$217.9
Cost of products sold	607.9	423.3	315.5	210.8	292.4	212.5
Gross Profit	40.8	17.7	23.8	12.3	17.0	5.4
Selling, general & administrative expenses (SG&A)	45.2	45.0	22.3	22.9	22.9	22.1
Restructuring charges	—	0.3	—	0.3	—	—
Other (income) expense, net	(8.8)	(5.2)	(4.3)	(2.6)	(4.5)	(2.6)
Earnings (Loss) Before Interest and Taxes (EBIT) (1)	4.4	(22.4)	5.8	(8.3)	(1.4)	(14.1)
Interest expense	7.3	4.1	3.7	2.1	3.6	2.0
Income (Loss) Before Income Taxes	(2.9)	(26.5)	2.1	(10.4)	(5.0)	(16.1)
Provision (benefit) for income taxes	1.1	(10.2)	0.8	(3.8)	0.3	(6.4)
Net Income (Loss)	($4.0)	($16.3)	$1.3	($6.6)	($5.3)	($9.7)

Net Income (Loss) per Common Share:
Basic income (loss) per share	($0.09)	($0.37)	$0.03	($0.15)	($0.12)	($0.22)
Diluted income (loss) per share (2)	($0.09)	($0.37)	$0.03	($0.15)	($0.12)	($0.22)

Dividends per share	$—	$—	$—	$—	$—	$—

Weighted average shares outstanding	44,346,422	44,212,796	44,399,070	44,220,496	44,300,396	44,206,837
Weighted average shares outstanding - assuming dilution	44,346,422	44,212,796	44,830,314	44,220,496	44,300,396	44,206,837

(1) EBIT is defined as net income (loss) before interest expense and income taxes. EBIT is an important financial measure used in the management of the business, including decisions concerning the allocation of resources and assessment of performance. Management believes that reporting EBIT is useful to investors as this measure is representative of the Company's performance.

(2) Common share equivalents for shares issuable for equity-based awards were excluded from the computation of diluted earnings (loss) per share for the six months ended June 30, 2017 and the three and six months ended June 30, 2016 because the effect of their inclusion would have been anti-dilutive. Common share equivalents for shares issuable upon the conversion of outstanding convertible notes were excluded from the computation of diluted earnings (loss) per share for the three and six months ended June 30, 2017 and 2016 because the effect of their inclusion would have been anti-dilutive.

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CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in millions) (Unaudited)	June 30, 2017	March 31, 2017	December 31, 2016
ASSETS
Cash and cash equivalents	$36.2	$20.6	$25.6
Accounts receivable, net of allowances	153.5	147.9	91.6
Inventories, net	199.3	190.9	164.2
Deferred charges and prepaid expenses	1.8	3.1	2.8
Other current assets	6.2	7.6	6.2
Total Current Assets	397.0	370.1	290.4
Property, Plant and Equipment, net	713.7	727.3	741.9
Other Assets
Pension assets	9.3	8.4	6.2
Intangible assets, net	22.2	23.6	25.0
Other non-current assets	6.2	6.1	6.4
Total Other Assets	37.7	38.1	37.6
Total Assets	$1,148.4	$1,135.5	$1,069.9

LIABILITIES
Accounts payable, trade	$130.8	$126.4	$87.0
Salaries, wages and benefits	25.1	26.4	20.3
Accrued pension and postretirement costs	3.0	3.0	3.0
Other current liabilities	17.9	17.9	20.4
Total Current Liabilities	176.8	173.7	130.7
Convertible notes, net	68.2	67.3	66.4
Other long-term debt	100.2	95.2	70.2
Accrued pension and postretirement costs	193.4	193.2	192.1
Deferred income taxes	0.2	0.3	—
Other non-current liabilities	12.7	12.6	13.1
Total Non-Current Liabilities	374.7	368.6	341.8
SHAREHOLDERS' EQUITY
Additional paid-in capital	841.6	841.4	845.6
Retained deficit	(198.2)	(199.5)	(193.9)
Treasury shares	(38.2)	(39.8)	(44.9)
Accumulated other comprehensive loss	(8.3)	(8.9)	(9.4)
Total Shareholders' Equity	596.9	593.2	597.4
Total Liabilities and Shareholders' Equity	$1,148.4	$1,135.5	$1,069.9

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CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in millions) (Unaudited)	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
CASH PROVIDED (USED)
Operating Activities
Net Income (Loss)	$1.3	($6.6)	($4.0)	($16.3)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	18.9	18.5	37.8	37.2
Amortization of deferred financing fees and debt discount	0.9	0.6	2.1	0.8
Impairment charges and loss on sale or disposal of assets	0.4	0.3	0.4	1.1
Deferred income taxes	(0.1)	(6.4)	0.2	(15.1)
Stock-based compensation expense	1.8	1.5	3.4	3.0
Pension and postretirement expense	0.8	1.8	1.6	2.4
Pension and postretirement contributions and payments	(1.1)	(1.4)	(2.7)	(3.3)
Reimbursement from postretirement plan assets	—	—	—	13.3
Changes in operating assets and liabilities:
Accounts receivable, net	(5.6)	(2.4)	(61.9)	(16.5)
Inventories, net	(8.4)	3.5	(35.1)	16.5
Accounts payable, trade	4.4	16.5	43.8	23.1
Other accrued expenses	(1.4)	(3.2)	1.5	(13.9)
Deferred charges and prepaid expenses	1.3	2.7	1.0	9.7
Other, net	1.5	2.5	0.3	6.0
Net Cash (Used) Provided by Operating Activities	14.7	27.9	(11.6)	48.0
Investing Activities
Capital expenditures	(4.1)	(6.7)	(6.8)	(15.2)
Net Cash Used by Investing Activities	(4.1)	(6.7)	(6.8)	(15.2)
Financing Activities
Proceeds from exercise of stock options	—	—	0.2	—
Shares surrendered for employee taxes on stock compensation	—	—	(1.2)	—
Credit agreement repayments	—	(105.0)	—	(120.0)
Credit agreement borrowings	5.0	—	30.0	—
Debt issuance costs	—	(2.8)	—	(4.3)
Proceeds from issuance of convertible notes	—	86.3	—	86.3
Net Cash Provided (Used) by Financing Activities	5.0	(21.5)	29.0	(38.0)
Effect of exchange rate changes on cash	—	—	—	—
Increase (decrease) In Cash and Cash Equivalents	15.6	(0.3)	10.6	(5.2)
Cash and cash equivalents at beginning of period	20.6	37.5	25.6	42.4
Cash and Cash Equivalents at End of Period	$36.2	$37.2	$36.2	$37.2

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Reconciliation of Earnings (Loss) Before Interest and Taxes (EBIT) (1) and Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) (2) to GAAP Net Loss:
This reconciliation is provided as additional relevant information about the Company's performance. EBIT and EBITDA are important financial measures used in the management of the business, including decisions concerning the allocation of resources and assessment of performance. Management believes that reporting EBIT and EBITDA is useful to investors as these measures are representative of the Company's performance. Management also believes that it is appropriate to compare GAAP net income (loss) to EBIT and EBITDA.

(Dollars in millions) (Unaudited)	Six Months Ended June 30,		Three Months Ended June 30,		Three Months Ended March 31,
	2017	2016	2017	2016	2017	2016
Net Income (Loss)	($4.0)	($16.3)	$1.3	($6.6)	($5.3)	($9.7)

Provision (Benefit) for income taxes	1.1	(10.2)	0.8	(3.8)	0.3	(6.4)
Interest expense	7.3	4.1	3.7	2.1	3.6	2.0
Earnings (Loss) Before Interest and Taxes (EBIT) (1)	$4.4	($22.4)	$5.8	($8.3)	($1.4)	($14.1)
EBIT Margin (1)	0.7%	(5.1)%	1.7%	(3.7)%	(0.5)%	(6.5)%

Depreciation and amortization	37.8	37.2	18.9	18.5	18.9	18.7
Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) (2)	$42.2	$14.8	$24.7	$10.2	$17.5	$4.6
EBITDA Margin (2)	6.5%	3.4%	7.3%	4.6%	5.7%	2.1%

(1) EBIT is defined as net income (loss) before interest expense and income taxes. EBIT Margin is EBIT as a percentage of net sales.
(2) EBITDA is defined as net income (loss) before interest expense, income taxes, depreciation and amortization. EBITDA Margin is EBITDA as a percentage of net sales.

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Reconciliation of Total Debt to Net Debt and the Ratio of Total Debt and Net Debt to Capital:
This reconciliation is provided as additional relevant information about the Company's financial position. Capital, used for the ratio of total debt to capital and net debt to capital, is defined as total debt plus total equity. Management believes net debt is useful to investors as it is an important measure of the Company's financial position due to the amount of cash and cash equivalents.

(Dollars in millions) (Unaudited)	June 30, 2017	March 31, 2017	December 31, 2016
Convertible notes, net	$68.2	$67.3	$66.4
Other long-term debt	100.2	95.2	70.2
Total long-term financing	168.4	162.5	136.6
Less: Cash and cash equivalents	36.2	20.6	25.6
Net Debt	$132.2	$141.9	$111.0

Total Equity	$596.9	$593.2	$597.4

Ratio of Total Debt to Capital	22.0%	21.5%	18.6%
Ratio of Net Debt to Capital	17.3%	18.8%	15.1%

Reconciliation of Free Cash Flow to GAAP Net Cash (Used) Provided by Operating Activities:
Management believes that free cash flow is useful to investors because it is a meaningful indicator of cash generated from operating activities available for the execution of its business strategy.
(Dollars in millions) (Unaudited)	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Net Cash (Used) Provided by Operating Activities	$14.7	$27.9	($11.6)	$48.0
Less: Capital expenditures	(4.1)	(6.7)	(6.8)	(15.2)
Free Cash Flow	$10.6	$21.2	($18.4)	$32.8

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